Exhibit 7


                         CERTIFICATE OF DESIGNATION
                                     OF
                    SERIES D CONVERTIBLE PREFERRED STOCK

                                     OF

                           EARTHSHELL CORPORATION

             (PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION
                        LAW OF THE STATE OF DELAWARE)

        EarthShell Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board of Directors"), pursuant to the authority conferred upon the Board of Directors by Article V, Section 3, of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and the provisions of Section 151 of the Delaware General Corporation Law, at a meeting duly called and held on 19 June, 2006 at which there was at all times present and acting a quorum of the Board of Directors:

        RESOLVED, that there hereby be created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock, which series shall have the following designations, powers and preferences, and relative, participating, optional and other special rights, and qualifications, limitations and restrictions (in addition to the designations, powers, and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock):

        1. DESIGNATION AND NUMBER OF SHARES. The series of Preferred Stock shall be designated the "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"). The number of shares constituting the Series D Preferred Stock shall be fixed at 400,000 and may be increased or decreased as provided in Section 151(g) of the General Corporation Law of Delaware (but not below the number of shares then outstanding).

        2. RANK. The Series D Preferred Stock shall rank, with respect to rights on liquidation, (a) senior to any other series of the Preferred Stock established by the Board of Directors; and (b) senior to the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock").












        3.   DIVIDENDS.

             (a) Dividends on each of the shares of the Series D Preferred Stock shall accrue on a daily basis at the rate of twenty percent (20%) per annum (compounded monthly on each Dividend Reference Date (as defined herein)) of the sum of (x) the Liquidation Value (as defined herein) thereof, plus (y) all dividends which have accumulated thereon pursuant to Section 3(b) below (and are then unpaid) from and including the date of issuance of such shares of Series D Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Value of such shares of Series D Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such shares are converted into shares of Common Stock in accordance with Section 6 hereof, or (iii) the date on which such shares are otherwise acquired. Such dividends shall accrue whether or not they have been declared, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any class or series of stock of the Corporation junior to the Series D Preferred Stock. The date on which the Corporation initially issues any Series D Preferred Stock shall be deemed its "date of issuance" regardless of the number of times transfer of such Series D Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such shares of Series D Preferred Stock.

             (b) To the extent not paid on the last day of each calendar month, beginning June 30, 2006 (each, a "Dividend Reference Dates"), all dividends which have accrued on each share of the Series D Preferred Stock outstanding during each one month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Series D Preferred Stock until paid to the holder thereof.

             (c) The holders of the Series D Preferred Stock shall also be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted under the Delaware General Corporation Law, dividends or distributions equal in amount, on a per share basis, to those declared, if any, with respect to the Common Stock; provided that if, at the time any dividend is declared on the Common Stock, the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible shall have been adjusted pursuant to Section 6(e), then the dividend payable with respect to each share of Series D Preferred Stock shall be equal to the dividend payable on the number of shares of Common Stock into

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   which such share of Series D Preferred Stock could be converted at the time of declaration. Such dividends, if any, shall be payable at such time or times as dividends are paid on the Common Stock.

             (d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series D Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series D Preferred Stock held by each such holder.

        4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series D Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, in cash, the amount of the Liquidation Value of each such share plus all accrued but unpaid dividends thereon.
   "Liquidation Value" of any share of Series D Preferred Stock as of any particular date shall be equal to $3.90, proportionately increased in the event of a combination of shares of Series D Preferred Stock and proportionately decreased in the event of a stock split of shares of Series D Preferred Stock.

        5.   VOTING RIGHTS.

             (a) DEFINITIONS. For purposes of this Section 5 and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

             "CONTRACTUAL OBLIGATION" of any Person shall mean any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement, license agreement, or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

             "FAIR MARKET VALUE" shall mean, when used with respect to the Common Stock as of any determination date, an amount per share equal to (i) the average of the last sale prices of shares of Common Stock on the 20 consecutive trading days ending on such date or, if no such sales take place on one or more dates within such period, the average of the closing bid and asked prices thereof on such dates within such period, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (ii) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange, the average of the last sale prices of shares of Common Stock on the 20 consecutive trading days ending on such date, or, if no such sales take place on one or more days within such

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   period, the average of the reported closing bid and asked prices thereof on such dates within such period, as quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, or (iii) if no shares of Common Stock are then quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the average of the last sale prices of shares of Common Stock on the 20 consecutive trading days ending on such date, or, if no such sales take place on one or more days within such period, the average of the reported closing bid and asked prices thereof on such dates during such period, as quoted on the OTC Bulletin Board or any similar successor organization. Notwithstanding the foregoing, in the event that, on the date of their issuance, shares of Common Stock shall be offered for sale to the public in connection with an underwritten public offering registered under the Securities Act of 1933, as amended, the Fair Market Value on such date of issuance shall be deemed to be the price at which such shares are initially sold to the public.

             "PERSON" shall mean an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or any similar entity.

             "SUBSIDIARY" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by the Corporation, (b) any partnership, joint venture, limited liability company or other association of which at least 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by the Corporation, or (c) any other Person included in the financial statements of the Corporation on a consolidated basis.

             (b) RIGHT TO VOTE AS A SEPARATE CLASS. So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not take any of the following actions without the prior approval of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock, voting as a single class.

                  (i) issue, or permit any of its Subsidiaries to issue, any additional shares of capital stock or other equity interests at less than Fair Market Value (in the case of Common Stock) or their fair market value (in the case of other classes of capital stock or other equity interests) on the date of issuance, except pursuant to Contractual Obligations of the Corporation described in the Corporation's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission prior to the date of

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        the filing of this Certificate of Designation with the Secretary of State of Delaware.

                  (ii) engage, either directly or through any Subsidiary, in any business other than the business in which the Corporation and its Subsidiaries are engaged on the Closing Date or a business reasonably related thereto or modify, in any material respect, the business model adopted by the Corporation for engaging in such business, as described in the Corporation's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission prior to the Closing Date; or

                  (iii) amend the Certificate of Incorporation or the by-laws of the Corporation, except to increase or decrease the number of directors.

        6.   CONVERSION.

             (a) RIGHT TO CONVERT. Each share of Series D Preferred Stock shall be convertible into one share of fully paid and nonassessable share of Common Stock, subject to adjustment from time to time in accordance with Section 6(e), (i) at the option of the holder thereof, at any time after the date of issuance, and (ii) at the option of the Corporation, at any time after the Dividend Threshold is achieved, upon written notice to the holders thereof of mandatory conversion of such shares, in each case in accordance with
   Section 6(b). The number of shares of Common Stock into which each share of Series D Preferred Stock may be converted, as so adjusted, is referred to in this Section 6 as the "Conversion Rate."

             (b)  CONVERSION PROCEDURES.

                  (i) CONVERSION BY THE HOLDER. Any holder of shares of Series D Preferred Stock electing to convert such shares into Common Stock shall give five days notice to the Corporation, and shall surrender the certificate or certificates therefor at the principal office of the Corporation or its transfer agent (or, if such conversion shall be in connection with an underwritten public offering of shares of Common Stock, at the location at which the underwriters shall have agreed to accept delivery thereof), accompanied by such form of notice of conversion as may be prescribed by the Corporation or its transfer agent. The Corporation shall (or shall cause its transfer agent to) as soon as practicable thereafter issue and deliver at such office to such holder of shares of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled to receive based upon the conversion of such shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such

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        surrender of the certificate or certificates evidencing the shares of Series D Preferred Stock to be converted. The Person or Persons entitled to receive the shares of Common Stock and/or other securities or assets, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock and/or other securities or assets as of such date. Notwithstanding the foregoing, if the conversion of all or any portion of a holder's shares of Series D Preferred Stock is being made in connection with (i) a proposed public offering of any Common Stock, (ii) a proposed Transaction (as defined in Section 10), or (iii) a proposed sale or transfer of outstanding shares of Common Stock or any other securities of the Corporation (including a sale or transfer of Common Stock issuable upon the conversion of shares of Series D Preferred Stock), then, at the election of any holder of such shares, such conversion may be conditioned upon the consummation of such public offering, Transaction, sale or transfer, in which case such conversion shall be effective concurrently with the consummation of such public offering, Transaction, sale or transfer.

                  (ii) MANDATORY CONVERSION UPON WRITTEN NOTICE BY THE CORPORATION. If, at any time following the time (if any) that the dividends accrued on each share of Series D Preferred Stock equals or exceeds $1.17 (subject to proportionate adjustments for stock splits, stock dividends and similar events) (such accrual amount, the "DIVIDEND THRESHOLD"), the Corporation desires to effect a mandatory conversion of all, but not less than all, of the outstanding Series D Preferred Stock, the Corporation shall give at least five days prior written notice to each holder of record of Series D Preferred Stock at such holder's post-office address as shown on the records of the Corporation, notifying such holder of the mandatory conversion of such shares into shares of Common Stock of the Corporation. Such notice will specify the date fixed for such conversion (the "MANDATORY CONVERSION DATE"), the number of shares of Series D Preferred Stock to be converted into shares of Common Stock and the number of shares of Common Stock to be issued for each share of Series D Preferred Stock so converted (plus any accrued but unpaid dividends thereon), and shall instruct the holder to surrender to the principal office of the Corporation or its transfer agent, on the Mandatory Conversion Date, a certificate or certificates representing the shares of Series D Preferred Stock specified in such notice. The Corporation will, as soon as practicable thereafter, deliver to each surrendering holder of Series D Preferred Stock, at his address as shown on the records of the Corporation, or to his written order, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. From and after the close of business on the Mandatory Conversion Date, the Series D Preferred


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        Stock shall be deemed to be no longer outstanding, and the holders of such shares of Series D Preferred Stock shall be deemed to be the record holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock have been converted.

             (c) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock surrendered. In lieu of any fractional shares of Common Stock to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value per share of Common Stock on the date of conversion.

             (d) RESERVATION OF COMMON STOCK; STATUS OF ISSUED SHARES OF COMMON STOCK. The Corporation shall reserve, and shall at all times have reserved, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, enough shares of Common Stock to permit the conversion of the then outstanding shares of Series D Preferred Stock and shall list on, and keep such shares listed on, each securities exchange, if any, on which the Common Stock is listed. All shares of Common Stock issued upon conversion of the Series D Preferred Stock will be, upon issuance, duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

             (e) ADJUSTMENTS OF THE CONVERSION RATE. The Conversion Rate shall be subject to adjustment from time to time as follows:

                  (i) Subject to the Corporation's compliance with the provisions of Section 5(b), in case the Corporation shall
        (A) issue Common Stock as a dividend or distribution on any class of the capital stock of the Corporation, (B) split or otherwise subdivide its outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or
        (D) issue by reclassification of its Common Stock (except in the case of a Transaction) any shares of the capital stock of the Corporation, the Conversion Rate shall be adjusted so that the holder of each share of the Series D Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock that it would have been entitled to receive immediately after the happening of any of the events listed in the preceding clauses (A), (B), (C) and (D), had such shares of the Series D Preferred Stock been converted immediately prior to the close of


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        business on the record date or effective date of such event, as applicable. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events.

                  (ii) Subject to the Corporation's compliance with the provisions of Section 5(b), in case of any reclassification or similar change of outstanding shares of Common Stock of the Corporation, or in case of the consolidation or merger of the Corporation with another corporation, or the conveyance of all or substantially all of the assets of the Corporation in a transaction in which holders of the Common Stock receive shares of stock or other property, including cash, each share of Series D Preferred Stock shall, after such event and subject to the other rights of the Series D Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of the Series D Preferred Stock would have been entitled upon such reclassification, change, consolidation, merger or conveyance, had such shares of Series D Preferred Stock been converted immediately prior to the effective date of such event.

                  (iii) The holders of a majority of the outstanding Series D Preferred Stock shall have the right to require the Corporation to adjust the Conversion Rate, as a condition to their approval of any matter subject to their prior approval under Section 5(b), in which event such adjustment (other than an adjustment of the kind provided for in Section 6(e)(i), (ii) and
        (iii)) shall be reflected as an amendment to this Certificate of Designation.

                  (iv) After each adjustment of the Conversion Rate under
        Section 6(e)(i),(ii) and (iii), the Corporation shall promptly prepare a certificate signed by its Chief Executive Officer and a Secretary or Assistant Secretary of the Corporation, setting forth the Conversion Rate as so adjusted, the number of shares of Common Stock or other securities into which the Series D Preferred Stock shall be convertible, and a statement of the facts upon which such adjustment is based, and the Corporation shall cause a copy of such statement to be sent to each holder of record of Series D Preferred Stock at such holder's post-office address as shown on the records of the Corporation.

             (f) CONVERSION OF DIVIDENDS. In connection with any conversion of the Series D Preferred Stock pursuant to this Section 6, all accrued and unpaid dividends on each share of Series D Preferred Stock being converted shall be converted into such number of shares of



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   Common Stock determined by dividing the amount of such accrued but unpaid dividends by the Liquidation Value of each such share.

             (g) NO AVOIDANCE. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment, whether or not such action has been approved by the holders of the Series D Preferred Stock pursuant to Section 5(b).

        7. STATUS OF CONVERTED OR REACQUIRED SHARES. Shares of Series D Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall be retired and may not be reissued as shares of Series D Preferred Stock but shall thereafter have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Preferred Stock.

        8.   MERGER, CONSOLIDATION, ETC.  Subject to the provisions of
   Section 5(b), in case of any (i) consolidation or merger of the Corporation with or into another corporation (other than a merger with a Subsidiary in which the Corporation is the continuing or surviving corporation and that does not result in any reclassification, capital reorganization or other change of the outstanding shares of Common Stock issuable upon conversion of the Series D Preferred Stock), (ii) sale, lease or conveyance of all or substantially all of the consolidated assets of the Corporation, (iii) tender offer for the Common Stock, (iv) voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or (v) other transaction effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (including cash) upon conversion of or in exchange for Common Stock (each of the foregoing transactions described in clauses (i) through (v) being referred to herein as a "Transaction"), then the Corporation shall, as a condition precedent to such Transaction, cause effective provisions to be made so that (A) each holder of shares of Series D Preferred Stock shall have the right thereafter to receive the consideration, including the kind and amount of shares of stock and other securities and property receivable in such Transaction, which such holder would have received upon consummation of such Transaction had such holder converted its shares of Series D Preferred Stock immediately prior to the effective time of such Transaction, and (B) the successor or acquiring entity shall expressly assume the due and punctual observance and performance of each covenant and condition of this Certificate of Designation to be


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   performed and observed by the Corporation and all obligations and liabilities hereunder. Any such provision shall include provision for adjustments which shall be as nearly equivalent as possible to the adjustments provided for in Section 6(e). The foregoing provisions of this Section 8 shall similarly apply to successive Transactions.















































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        IN WITNESS WHEREOF, EarthShell Corporation has caused this certificate to be executed and attested by the undersigned this 21 day of June, 2006.

                                             /s/ Vincent J. Truant
                                           -----------------------------
                                           Name: Vincent J. Truant
                                           Title: Chief Executive Officer

                                             /s/ Scott Houston
                                           -----------------------------
                                           Name: Scott Houston
                                           Title: Chief Financial Officer


   ATTEST:


   /s/ Paul Susie
   ---------------------
   Name: Paul Susie
   Title: Controller






























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